March 8, 2007

The Audit Committee SiriComm, Inc.

4710 E. 32nd Street

Joplin, MO 64804-4411

Gentlemen:

This is to confirm that the client-auditor relationship between SiriComm, Inc. (Commission File Number 0-18399) and BKD, LLP has ceased.

Sincerely,

BKD, LLP

cc:	Office of the Chief Accountant PCAOB Letter File

Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Hammons Tower 901 E. St. Louis Street, Suite 1000 P.O. Box 1190 Springfield, MO 65801-1190 417 865-8701 Fax 417 865-0682	3230 Hammons Boulevard P.O. Box 1824 Joplin, MO 64802-1824 417 624-1065 Fax 417 624-1431	1034 W. Main Street P.O. Box 1277 Branson, MO 65615-1277 417 334-5165 Fax 417 334-4823

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